Exhibit 10.42

PROMISSORY NOTE

$125,000
April 25, 2002
San Carlos, California

FOR VALUE RECEIVED, STAN VAN GENT (“Borrower”), an employee of CONCEPTUS, INC. (“Company”) hereby unconditionally promises to pay to the order of Company, in lawful money of the United States of America and in immediately available funds, the principal sum of One Hundred Twenty-Five Thousand Dollars ($125,000) (the “Loan”), together with interest from the date hereof on the unpaid principal balance under this Promissory Note (“Note”) at the rate of 4.65% per annum or the maximum rate permitted under applicable law, if less (on the basis of a 365-day year and the actual number of days elapsed).

1.  Repayment.    One-fifth of the principal amount of the Loan, together with accrued and unpaid interest, shall be due and payable on each of April 25, 2003, April 25, 2004, April 25, 2005, April 25, 2006 and April 25, 2007, such that one hundred percent (100%) of the outstanding principal amount of the Loan, together with accrued and unpaid interest thereon, shall be due and payable on April 25, 2007. This Note may be prepaid in whole or in part at any time prior to maturity without premium or penalty, provided that any prepayment of any portion of the principal amount of this Note shall be accompanied by payment of all interest accrued hereunder. Any partial prepayment shall be applied first to accrued interest hereon and then to the unpaid principal.

2.  Interest Payments.    Accrued interest shall be paid to Lender together with the principal payments due as described above. Interest payments shall continue until the principal amount hereunder has been repaid in full or this Note is otherwise terminated.

3.  Place of Payment.    All amounts payable hereunder shall be payable at the office of Company unless another place of payment shall be specified in writing by Company. If a payment under this Note otherwise would become due and payable on a Saturday, Sunday or legal holiday, the due date thereof shall be extended to the next day which is not a Saturday, Sunday or legal holiday. All amounts due under this Note shall be payable without defense, set off or counterclaim.

4.  Application of Payments.    Each payment under this Note shall be applied in the following order: (i) to the payment of accrued and unpaid interest; and (ii) to the payment of outstanding principal. Lender and each holder hereof shall have the continuing and exclusive right to apply or reverse and reapply any and all payments under this Note.

5.  Default.    Each of the following events shall be an “Event of Default” hereunder:

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(a)  Borrower fails to pay timely any of the principal or interest due under this Note on the date the same becomes due and payable or other amounts due under this Note on the date the same becomes due and payable;

(b)  Borrower files a petition or action for relief under any bankruptcy, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any action in furtherance of any of the foregoing;

(c)  An involuntary petition is filed against Borrower (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Borrower;

(d)  Borrower’s employment by Company terminates for any reason or no reason; or

(e)  Consummation of the sale by the Borrower of his personal residence located at [California address].

Upon the occurrence of an Event of Default hereunder, all unpaid principal, interest and other amounts owing hereunder shall, at the option of Company, and, in the case of an Event of Default pursuant to (b) or (c) above, automatically, be immediately due, payable and collectible by Company pursuant to applicable law; provided, however, that (i) in the case of an Event of Default pursuant to (d) above, all unpaid principal and other amounts owing hereunder shall be due, payable and collectible by the Company ninety (90) days after such event and (ii) in the case of an Event of Default pursuant to (e) above, all unpaid principal and other amounts owing hereunder shall be due, payable and collectible by the Company fifteen (15) days after such event. Company shall have all rights and may exercise any remedies available to it under law, successively or concurrently. Borrower expressly acknowledges and agrees that Company shall have the right to offset any obligations of Borrower hereunder against salaries, bonuses or other amounts that may be payable to Borrower by Company.

6.  Full Recourse.    THIS NOTE IS A FULL RECOURSE PROMISSORY NOTE.    Borrower hereby agrees that Lender, or any other holder of the Note in enforcing its rights and remedies hereunder and under any other documents and instruments executed by Borrower in connection herewith, shall have recourse to, and the right to proceed against, Borrower personally and any of its assets for any obligation, covenant or agreement of any kind whatsoever, in an amount equal to the unpaid principal amount of the Note

7.  No Guarantee of Continuing Employment.    Borrower acknowledges and agrees that this Note and the transactions contemplated hereunder do not constitute an express or implied promise of continued engagement as an employee and shall not interfere with the Company’s right to terminate employee’s employment at any time, with or without cause.

8.  Waiver.    Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection whenincurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

9.  Governing Law.    This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

10.  Successors and Assigns.    The provisions of this Note shall inure to the benefit of and be binding on any successor to Borrower and shall extend to any holder hereof. Borrower shall not, without the prior written consent of the holder of the Note, assign any of its rights or obligations hereunder.

11.  Waivers or modifications.    No waiver or modification of any of the terms of this Note shall be valid or binding unless set forth in a writing specifically referring to this Note and signed by a duly authorized officer of Company or any holder of this Note, and then only to the extent specifically set forth therein.

12.  Severability.    In the event that any one or more provisions of this Note shall be held to be illegal, invalid or otherwise unenforceable, the same shall not affect any other provision of this Note and the remaining provisions of this Note shall remain in full force and effect.

BORROWER:

/s/ STAN VAN GENT
Stan Van Gent

Acknowledged and Agreed:

CONCEPTUS, INC.

By:	/s/ GLEN K. FURUTA
Glen K. Furuta
CFO

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